Exhibit 10.16

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of December 17, 2003, is by and between Sensus Metering Systems Inc., a Delaware corporation formerly known as IMS Meters Holdings, Inc. (“Purchaser”), Invensys plc, a public limited liability company organized and existing under the laws of England and Wales (“Invensys”), Invensys Inc., a corporation organized and existing under the laws of the State of Delaware (“Invensys Inc.”), Invensys International Holdings Limited, a private limited liability company organized and existing under the laws of England and Wales (“Invensys International”), BTR Industries Limited, a private limited liability company organized and existing under the laws of England and Wales (“BTR Industries”), Foxboro Iberica SA, a public unlisted limited liability company organized and existing under the laws of Spain (“Foxboro”), BTR France SAS, a private limited liability company organized and existing under the laws of France (“BTR France”), Invensys Holdings Limited, a private limited liability company organized and existing under the laws of England and Wales (“Invensys Holdings”), and Invensys SA (Pty) Ltd, a private limited liability company organized and existing under the laws of South Africa (“Invensys SA” and each of Invensys Inc., Invensys International, BTR Industries, Foxboro, BTR France and Invensys Holdings, a “Seller” and, collectively, “Sellers”). Invensys is a party to this Agreement solely to the extent needed to provide any Services set forth on Schedule I.

RECITALS

WHEREAS, Purchaser, Invensys and Sellers have entered into that certain Stock Purchase Agreement, dated as of October 21, 2003 (with all addenda thereto, the “Purchase Agreement”), pursuant to which Sellers have agreed to sell to Purchaser, and Purchaser has agreed to buy from Sellers, the Shares of capital stock of the Companies listed on Annex A of  the Purchase Agreement;

WHEREAS, Purchaser desires to obtain from Invensys, Sellers and their respective Affiliates, on the terms and conditions set forth herein, certain services in connection with its operation of the businesses of the Companies and the Subsidiaries for the time periods set forth herein, and Invensys, Sellers and their respective Affiliates are willing to provide to Purchaser, the Companies and the Subsidiaries, on the terms and conditions set forth herein, such services;

WHEREAS, Sellers and/or their Affiliates desire to obtain from Purchaser and its subsidiaries, on the terms and conditions set forth herein, certain services in connection with Sellers’ business for the time periods set forth herein, and Purchaser is willing to provide to Sellers and their Affiliates, on the terms and conditions set forth herein, such services;

WHEREAS, the Purchase Agreement had contemplated the need for a separate transition service agreement covering information technology matters, but Purchaser, Invensys and Sellers have subsequently elected to enter into one agreement covering all transition matters; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Invensys, Sellers and Purchaser hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                      Definitions. As used in this Agreement and the Schedules attached hereto the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

“Confidential Information” shall mean non-public information about the disclosing party’s or any of its Affiliates’ businesses or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information of the disclosing party or its Affiliates that is marked or designated “confidential” or “proprietary” or that by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential or proprietary. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation, or (iii) is independently developed by the receiving party. Purchaser’s Confidential Information includes, but is not limited to, the information within Purchaser’s and the Companies’ email system and computer networks, but excluding any such information to the extent that it falls within any of the exceptions (i), (ii) or (iii) specified above.

“BTR France” has the meaning ascribed thereto in the preamble hereto.

“BTR Industries” has the meaning ascribed thereto in the preamble hereto.

“Event of Force Majeure” has the meaning ascribed thereto in Section 2.5.

“Foxboro” has the meaning ascribed thereto in the preamble hereto.

“Invensys” has the meaning ascribed thereto in the preamble hereto.

“Invensys Holdings” has the meaning ascribed thereto in the preamble hereto.

“Invensys Inc.” has the meaning ascribed thereto in the preamble hereto.

“Invensys International” has the meaning ascribed thereto in the preamble hereto.

“Invensys SA” has the meaning ascribed thereto in the preamble hereto.

“Losses” has the meaning ascribed thereto in Section 4.1.

“Outsourced Service” has the meaning ascribed thereto in Section 2.3.

“Provider” means any Invensys, Seller, Purchaser or any of their respective Affiliates, as the case may be, which is providing Services pursuant to Section 2.1.

“Provider Entities” means Provider and its subsidiaries and Affiliates providing Services hereunder and “Provider Entity” shall mean any of the Provider Entities.

“Provider Indemnified Person” has the meaning ascribed thereto in Section 4.1.

“Purchase Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Purchaser” has the meaning ascribed thereto in the preamble hereto (and any reference to the “Purchaser” in the Schedules attached hereto shall include the Companies and the Subsidiaries).

“Recipient” means any Seller, Purchaser, or any of their respective subsidiaries or Affiliates, as the case may be, that will receive the Services from a Provider Entity.

“Recipient Indemnified Person” has the meaning ascribed thereto in Section 4.2.

“Seller” has the meaning ascribed thereto in the preamble hereto.

“Sellers” has the meaning ascribed thereto in the preamble hereto.

“Service Charges” has the meaning ascribed thereto in Section 3.1.

“Services” has the meaning ascribed thereto in Section 2.1.

“Term” has the meaning ascribed thereto in Section 5.1.

Section 1.2                                      Internal References. References to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II.

PURCHASE AND SALE OF SERVICES

Section 2.1                                      Purchase and Sale of Services.

(a)                                  On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges and other consideration described below, Invensys and Sellers agree to provide or cause to be provided to Purchaser, the Companies and the Subsidiaries, during the Term of this Agreement, the services, facilities and other space described in Schedule I in a commercially reasonable manner and level of service and, where applicable, in a manner and relative level of service that (i) is consistent in all material respects with that provided by Sellers or their Affiliates to the Metering Business of Sellers prior to the date of this Agreement and (ii) is in no event worse than that provided by Sellers or their Affiliates to other divisions of Invensys from time to time after the date of this Agreement.

(b)                                 On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges and other consideration described below, Purchaser agrees to provide to Sellers and their Affiliates, during the Term of this Agreement, the services described in Schedule II in a commercially reasonable manner and level of service (together with the services described in Schedule I, the “Services”).

(c)                                  At its option, a Provider may cause any Service it is required to provide hereunder to be provided by any other Provider Entity; provided, however, that such other Provider Entity shall be held to the service standards set forth in Sections 2.1(a) and 2.1(b).

(d)                                 Recipient shall act in a commercially reasonable manner in cooperating with Provider Entities in connection with the provision of Services hereunder. Recipient will use commercially reasonable efforts to provide each Service for its own account as soon as reasonably practicable.

Section 2.2                                      Additional Services. In addition to the Services to be provided by a Provider pursuant to Section 2.1, if requested by Recipient, and to the extent that Provider and Recipient mutually agree in writing, Provider shall provide additional services to Recipient. The scope of any such services, as well as the term, costs and other terms and conditions applicable to such services, shall be as mutually agreed by Provider and Recipient. Nothing herein shall create any obligation on the part of Provider to provide any additional services.

Section 2.3                                      Services Performed by Third Parties. At its option, Provider may cause any Service it is required to provide hereunder to be provided by any third party that at such time is providing the same or similar services for Provider (an “Outsourced Service”). Provider shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Outsourced Service.

Section 2.4                                      Force Majeure. Provider shall not be required to provide any Service to the extent the performance of such Service becomes infeasible as a result of a cause or causes outside the reasonable control of Provider, including, without limitation, as a result of any act of God, governmental action, natural disaster, strike or failure of essential equipment, or to the extent the provision of such Service would require Provider to violate any Law (each, an “Event of Force Majeure”).  Provider will notify Recipient, promptly upon becoming aware thereof, of any Event of Force Majeure affecting the provision of its Services to Recipient. Provider agrees that following any Event of Force Majeure, Recipient shall have no obligation to pay for the Services affected thereby and Provider will use its commercially reasonable efforts to restore such Services as soon as reasonably practicable.

ARTICLE III.

SERVICE CHARGES

Section 3.1                                      Service Charges. The charge for each Service provided to Recipient hereunder directly by Provider or any Provider Entity shall be equal to the amount indicated, or determined as set forth, whether as a monthly rate, a per service charge, or otherwise, in Schedules I and II hereto for such Service (the “Service Charges”).  In the event that a Service Charge is not specified in Schedule I or II hereto for the provision of a Service, the parties hereby acknowledge and agree that they shall negotiate in good faith to determine such Service Charge based on the cost actually incurred by the Provider of such Service, excluding any general overhead allocation; provided, that there shall be no charge to  Purchaser for any Service from or on behalf of Sellers or Invensys to the extent that such Service is to be provided without charge pursuant to Section 7.23 of the Purchase Agreement.

Section 3.2                                      Invoicing and Settlement of Costs.

(a)                                  Provider shall invoice Recipient for all Service Charges for each calendar month or any portion thereof, as applicable, within thirty (30) days following the end of such calendar month, provided that any failure by Provider to provide an invoice within such time period shall not relieve Recipient of its obligation to pay an invoice received after such date.  Recipient shall only be required to pay Provider a pro rata portion of the monthly rate for any Service that does not begin on the first Business Day of the month, or for any Service that is terminated prior to the end of the last Business Day of the month in accordance with Schedules I and II attached hereto.  All invoices shall reflect in reasonable detail a description of the Service performed.

(b)                                 Subject to Section 3.2(c), Recipient shall pay within thirty (30) days following its receipt of any invoice from Provider pursuant to paragraph (a), by check or wire transfer of immediately available funds payable to the order of Provider and without set off, all amounts invoiced by Provider during the preceding calendar month.  Interest will be payable on past due payments at a rate equal to 1% per month from the due date thereof.

(c)                                  In the event of a dispute as to the propriety of the amount invoiced, Recipient shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in bona fide dispute and shall notify Provider within ten (10) Business Days from receipt of any disputed invoice of the disputed amount and the reasons each such charge is disputed by Recipient.  Provider shall provide to Recipient, or shall cause its subsidiaries to so provide, records relating to the disputed amount so as to enable the Recipient to fully understand the nature, basis and calculation of the Service Charge and to enable the parties to resolve the dispute.  The parties shall use reasonable efforts to resolve any such dispute promptly.

ARTICLE IV.

INDEMNIFICATION

Section 4.1                                      Indemnification by Recipient.  Recipient shall indemnify and hold harmless each Provider Entity and their respective directors, officers, agents and employees (each, a “Provider Indemnified Person”) from and against any claims, damages, losses, obligations, liabilities, reasonable and documented costs and expenses (including, without limitation, reasonable and documented attorneys’ fees), net of any insurance coverage received by such Provider Indemnified Person (collectively, “Losses”), suffered by such Provider Indemnified Person and arising out of or in connection with (i) Services rendered or to be rendered by any Provider Indemnified Person Pursuant to this Agreement or the transactions contemplated hereby, except to the extent that such Losses are the result of (x) any failure to perform any covenant, agreement or undertaking on the part of Provider hereunder, including any failure of Provider to perform the Services in accordance with the standard of care set forth in Sections 2.1(a) or 2.1(b), or (y) the gross negligence or willful misconduct of any employee, officer or director of any Provider Entity, (ii) any failure to perform any covenant, agreement or undertaking on the part of Recipient hereunder, including any failure of Recipient to act in accordance with the provisions of Section 2.1(d), or (iii) the gross negligence or willful misconduct of Recipient or any of its directors, officers, employees, representatives or Affiliates.

Section 4.2                                      Indemnification by Provider.   Provider Entities (other than Invensys) shall indemnify and hold harmless each Recipient and their respective directors, officers, agents and employees (each, a “Recipient Indemnified Person”) from and against any Losses suffered by such Recipient Indemnified Person and arising out of or in connection with (i) any failure to perform any covenant, agreement or undertaking on the part of any Provider Entity hereunder, including any failure of Provider to perform the Services in accordance with the standard of care set forth in Sections 2.1(a) or 2.1(b), or (ii) the gross negligence or willful misconduct of any Provider Entity or any of its directors, officers, employees, representatives or Affiliates.

Section 4.3                                      Limitation of Liability.   Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not otherwise include incidental, consequential, indirect, special, punitive, exemplary or other similar damages (except to the extent awarded to a third party pursuant to a final judgment or settlement approved by the indemnifying party that is otherwise subject to indemnification hereunder).

Section 4.4                                      Invensys.   Invensys is a party to this Agreement solely to the extent needed to provide any Services set forth on Schedule I, and, notwithstanding any other provision of this Agreement, Invensys shall not have any liability under this Article IV or otherwise in connection with this Agreement. Any such liabilities that Invensys would otherwise have had but for the prior sentence shall instead be joint and several liabilities of the Sellers.

ARTICLE V.

TERM AND TERMINATION

Section 5.1                                      Term.   Except as otherwise provided in this Article V or as otherwise agreed to by the parties in writing, this Agreement shall have an initial term of six (6) months from the date hereof (the “Term”), or such shorter or longer period as may be provided in Schedules I and II attached hereto with respect to particular Services described therein; provided, that if the Recipient remains in need of a Service at the end of the Term and is not in breach of this Agreement, then the Term may be extended by mutual agreement of the parties hereto, such agreement, in the case of the Services set forth on Schedule I, Part B hereto, not to be unreasonably withheld.

Section 5.2                                      Termination.   Notwithstanding the Term of this Agreement:

(a)                                  Except as otherwise provided in Schedules I and II hereto, Recipient may at any time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to Provider; and

(b)                                 Provider may terminate this Agreement with respect to any one or more of the Services by written notice to Recipient in the event that (i) Recipient shall have failed to perform, in all material respects, any of its material obligations under this Agreement relating to such Service (including, without limitation, its obligation to pay for such Service in accordance with Article III), (ii) Provider has notified Recipient in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after receipt by Recipient of notice of such failure.

Section 5.3                                      Effect of Termination. Other than as required by law, upon termination of any Service pursuant to Section 5.2, Provider will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Recipient will have no obligation to pay any fees relating to such Service or make any other payments hereunder; provided that notwithstanding such termination, (i) Recipient shall remain liable to Provider for accrued fees owed and payable in respect of Services provided on or prior to the effective date of the termination and (ii) the provisions of Articles IV, V and VI shall survive any such termination. Notwithstanding anything herein to the contrary, the termination of this Agreement by Provider or Recipient with respect to one or more Services shall not affect the right or obligation of such Provider or Recipient to continue to provide or receive Services as a Provider or Recipient, respectively.

ARTICLE VI.

MISCELLANEOUS

Section 6.1                                      No Agency, Etc.

(a)                                  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

(b)                                 Services provided to any party hereto are solely for the benefit of such party and no party hereto, nor any employee or agent of any party hereto, shall be deemed an employee of the other party within the meaning or the application of any Law including, but not limited to, those related to unemployment insurance, retirement benefits, workers’ compensation, industrial accidents, labor or Taxes. No party hereto, nor any employee of any party hereto, shall be deemed an employee of the other party within the meaning or application of any employee fringe benefit program of such party, including, but not limited to, flex-time, vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, workers’ compensation and other stated benefits. Each party hereto shall pay all applicable federal, state and local Taxes attributable to such party and its employees.

(c)                                  Each party hereto shall assume full responsibility for the actions and supervision of its employees and agents in connection with this Agreement.

Section 6.2                                      Recipient as Sole Beneficiary. Purchaser acknowledges that the Services shall be provided only with respect to the operation of the Companies and the Subsidiaries as currently operated and their respective successors and permitted assigns or as mutually agreed in writing by the parties hereto. Purchaser shall not request performance of any Service for the benefit of any entity other than the Companies and the Subsidiaries and their respective successors and permitted assigns. Recipient represents and agrees that Recipient will use the Services only in accordance with applicable federal, state and local laws and regulations. Provider reserves the right to modify any particular Service as Provider reasonably believes to be necessary to ensure compliance with applicable laws and regulations. Provider will notify Recipient of the reasons for any such modification of Services in writing and, where practicable, in advance of such modification.

Section 6.3                                      Confidentiality.

(a)                                  Nondisclosure. Purchaser, Invensys and each Seller agrees that (i) it will not, and will cause each of the Provider Entities, not to, disclose to any third party or use any  Confidential Information disclosed hereunder to such Person, except as expressly permitted in this Agreement or in the exercise of its rights hereunder, and (ii) it will take reasonable measures to maintain the confidentiality of all Confidential Information of any other party in its or the Provider Entities’ possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

(b)                                 Permitted Disclosure.  Notwithstanding the foregoing, each of Purchaser and each Seller may disclose Confidential Information of any other party (i) to the extent required by a court of competent jurisdiction or other Governmental Body or otherwise as required by Law, provided that such party has given such other party prior notice of such requirement when legally permissible and to the extent reasonably possible to permit such other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, (ii) to employees, agents and representatives of any provider of Outsourced Services on a “need-to-know” basis to the extent necessary to provide or access and use, as applicable, the Services, or (iii) to its or any Provider Entity’s employees, agents, representatives, legal counsel, auditors, accountants and advisors; provided, however, that such persons shall be specifically informed of the confidential character of such Confidential Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Confidential Information.

(c)                                  Ownership of Confidential Information.  All Confidential Information disclosed hereunder shall be and shall remain the sole and exclusive property of the disclosing party.

(d)                                 Tax Structure.  Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the U.S. federal Tax structure or

U.S. federal Tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal Tax structure and U.S. federal Tax treatment of the transactions contemplated by this Agreement. For this purpose, “Tax structure” is limited to any facts relevant to the U.S. federal Tax treatment of the transaction and does not include information relating to the identity of the parties. The preceding sentences are intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax structure of the transactions contemplated by this Agreement or any Tax matter or Tax idea to the transactions contemplated by this Agreement.

Section 6.4                                      Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Purchase Agreement and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto and the Persons indemnified under Section 4.1 any rights or remedies hereunder. In the event of a conflict between the terms of the Purchase Agreement and this Agreement, the terms of the Purchase Agreement shall govern.

Section 6.5                                      Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 6.6                                      Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

(a)                                  If to Purchaser:

Sensus Metering Systems Inc.

c/o The Jordan Company LLC

767 Fifth Avenue

48th Floor

New York, New York 10153

Attn: Jonathan F. Boucher

Facsimile: (212) 572-0817

With a copy to:

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, New York 10019

Attn: James B. Carlson

Facsimile: (212) 262-1910

(b)                                 If to Invensys or any Seller, to:

c/o Invensys plc

Carlisle Place

London, SWIP 1 BX

United Kingdom

Attn: Company Secretary

Facsimile: 44 207 821 3806

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:                    Ellen J. Odoner, Esq.

Marita A. Makinen, Esq.

Facsimile: (212) 310-8007

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

Section 6.7                                      Binding Effect; Assignment.  This Agreement shall be binding against and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 2.3, this Agreement may not be assigned by operation of law or otherwise without the express written consent of Sellers and Purchaser (which consent may be granted or withheld in the sole discretion of Sellers and Purchaser) and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder to (i) any lender of Purchaser as collateral security or (ii) any successor in interest to Purchaser, provided that such successor in interest acquires all or substantially all of the Shares or all or substantially all of the assets of all of the Companies and all of  the Subsidiaries. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 6.8                                      Governing Law. This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state.

Section 6.9                                      Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by and any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.10                                Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11                                Amendment. This Agreement may only be amended, restated or otherwise modified or waived by a written agreement executed by both parties hereto.

Section 6.12                                Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The Remainder of this Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives

SENSUS METERING SYSTEMS INC.

By:	/s/ Jonathan F. Boucher
Name:
Title:

INVENSYS PLC, solely to the extent needed to provide any Services set forth on Schedule I

By:	/s/ Jeremy Morcom
Name:	JEREMY MORCOM
Title:	VICE PRESIDENT, INVENSYS PLC

INVENSYS INC.

By:	/s/ Jeremy Morcom
Name:	JEREMY MORCOM
Title:	VICE PRESIDENT, INVENSYS PLC

INVENSYS INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Jeremy Morcom
Name:	JEREMY MORCOM
Title:	VICE PRESIDENT, INVENSYS PLC

BTR INDUSTRIES LIMITED

By:	/s/ Jeremy Morcom
Name:	JEREMY MORCOM
Title:	VICE PRESIDENT, INVENSYS PLC